Exhibit 99(a).9
JOHN HANCOCK CAPITAL SERIES
John Hancock International Classic Value Fund
Abolition of
John Hancock International Classic Value Fund
and Amendment of Section 5.11
Abolition of John Hancock International Classic Value Fund
     The undersigned, being a majority of the Trustees of John Hancock Capital Series, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.2 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the John Hancock International Classic Value Fund (Class A Shares, Class B Shares, Class C Shares, Class I Shares and Class R1 Shares) and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock International Classic Value Fund Class A Shares, Class B Shares, Class I Shares and Class R1 Shares as set forth in the Declaration of Trust and the Trust’s Registration Statement on Form N-1A. The abolition of the Fund is effective as of April 24, 2009.
Amendment of Section 5.11
     The undersigned, being a majority of the Trustees of John Hancock Capital Series, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.2 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time, do hereby amend Section 5.11, effective April 24, 2009, as follows:
1.	Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund, each of which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, and Class R1 Shares; and John Hancock Classic Value Fund II, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class NAV Shares and Class R1 Shares (the “Existing Series”).

John Hancock Capital Series	Abolishment of a Series John Hancock International Classic Value Fund
IN WITNESS WHEREOF, the undersigned have executed this instrument on the 10th day of March 2009.

/s/James R. Boyle	/s/Patti McGill Peterson

James R. Boyle, as Trustee	Patti McGill Peterson, as Trustee

/s/James F. Carlin	/s/Steven R. Pruchansky

James F. Carlin, as Trustee	Steven R. Pruchansky, as Trustee

/s/William H. Cunningham	/s/Stanley Martin

William H. Cunningham, as Trustee	Stanley Martin, as Trustee

/s/Charles L. Ladner	/s/Deborah C. Jackson

Charles L. Ladner, as Trustee	Deborah C. Jackson, as Trustee

/s/John A. Moore
John A. Moore, as Trustee
The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

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